Exhibit 5.1


                                  June 8, 1999



Insignia Systems, Inc.
5025 Cheshire Lane
Plymouth, MN  55446

         Re: OPINION OF COUNSEL AS TO LEGALITY OF 250,000 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 250,000 shares of Common Stock, $.01 par value, of Insignia Systems, Inc. (the "Company") offered to officers, consultants and other key employees of the Company pursuant to the Insignia Systems, Inc. 1990 Stock Plan (the "Plan"). These shares are in addition to the 1,520,000 shares offered pursuant to the Plan and registered on previous Registration Statements on Form S-8 (File Nos. 33-47003, 33-92376, 333-43781and 333-59709).

         As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 250,000 shares of Common Stock to be offered by the Company under the Plan, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                       Very truly yours,

                                       LINDQUIST & VENNUM P.L.L.P.


                                       /s/ Lindquist & Vennum P.L.L.P.